Exhibit 99.1

CREDIT ACCEPTANCE ANNOUNCES EXTENSION
OF REVOLVING SECURED LINE OF CREDIT FACILITY

Southfield, Michigan – June 9, 2026 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that we have extended the maturity of our revolving secured line of credit facility with a commercial bank syndicate from June 22, 2028 to June 22, 2029. The interest rate on borrowings under the facility was decreased from the Secured Overnight Financing Rate (“SOFR”) plus 197.5 basis points to SOFR plus 175 basis points.

As of June 9, 2026, we had $270.5 million outstanding under the facility.

There were no other material changes to the terms of the facility.

Description of Credit Acceptance Corporation

We make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles, or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

Investor Relations: Jay Brinkley
Senior Vice President & Treasurer
(248) 353-2700 Ext. 6739
IR@creditacceptance.com